Exhibit 99.1

Contacts:	For Media:	Ashia Razzaq
MetLife
(212) 578-1538

	For Investors:	John Hall
MetLife
(212) 578-7888

METLIFE ANNOUNCES CHANGE TO BOARD OF DIRECTORS

●    Gerald L. Hassell named to board with immediate effect

●    Alfred F. Kelly, Jr. will not seek re-election

NEW YORK, Feb. 20, 2018 – MetLife, Inc. (NYSE: MET) today announced the following changes to its board of directors.

Gerald L. Hassell has been elected to its board of directors, effective immediately. Hassell most recently served as the Chairman and CEO of The Bank of New York Mellon Corporation (BNY Mellon). Mr. Hassell began his career at BNY Mellon, having participated in the Bank of New York’s management development program. He had direct responsibility for oversight of the company’s broad range of investment services businesses, as well as operations and technology. He was named to the Bank of New York’s executive committee in 1994, and named president and elected to its board of directors in 1998. In 2011, Hassell was named Chairman and CEO of BNY Mellon.

“I am pleased to welcome Gerald to MetLife’s board of directors,” said Steven A. Kandarian, chairman, president and CEO of MetLife, Inc. “A seasoned executive in financial services, Gerald brings more than three decades of financial services expertise to MetLife. His strong track record as a successful leader of a large and complex organization makes him a great addition to the board.”

Hassell is currently a director on the board of the Comcast Corporation and a trustee of Duke University. He is also on the board of visitors of Columbia University Medical Center and the board of directors for The Lincoln Center for the Performing Arts. He is the Vice Chairman of Big Brothers Big Sisters of New York City, a member of the Business Council, The Economic Club of New York, and a former member of the Financial Services Forum.

Hassell holds an MBA in Finance from New York University’s Stern School of Business and a BA in economics from Duke University.

With the addition of Hassell, the MetLife board is now comprised of 12 directors, 11 of whom are independent.

Alfred F. Kelly, Jr. has informed the company that he will not seek re-election at the June 12 Annual Shareholders meeting due to his commitments as the CEO of Visa, following his appointment to the role on December 1, 2016. Kelly has been a member of the MetLife board since June 2009 and most recently served as a member of the Audit Committee and Finance and Risk Committee.

“I am grateful to Al for his dedication to the MetLife board over the past 9 years. I want thank Al for his outstanding service and extend our best wishes for his continued success at the helm of Visa,” Kandarian said of Kelly’s decision.

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About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.